Exhibit 3.19
HENRY DAVIS YORK ATTN: ROGER DOBSON
Level 9
44 Martin Place
SYDNEY NSW 2000
Remove this top section if desired before framing
Certificate of Registration
of a Company
This is to certify that
SYSCON JUSTICE SYSTEMS INTERNATIONAL PTY
LIMITED
Australian Company Number 115 835 606
is a registered company under the Corporations Act 2001 and
is taken to be registered in Victoria.
The company is limited by shares.
The company is a proprietary company.
The day of commencement of registration is
the eighteenth day of August 2005.
Issued by the
Australian Securities and Investments Commission
on this eighteenth day of August, 2005.
Jeffrey Lucy
Chairman